Exhibit 10.24
EXECUTIVE VERSION

Grove Collaborative Holdings, Inc.
2022 Equity And Incentive Plan
OPTION AWARD NOTICE
[Name of Optionee]

You have been awarded a stock option award with respect to shares of Class A Common Stock of Grove Collaborative Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:
You have been awarded a Nonqualified Stock Option to purchase from the Company [            ] Shares, par value $0.0001 per share, subject to adjustment as provided in the Plan, subject to adjustment as provided in Section 4.2 of the Agreement.

Option Date:	[ , ]

Exercise Price:	$[ ] per share, subject to adjustment as provided in Section 4.2 of the Agreement.

Vesting Schedule:
Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Optionee in effect on the Option Date, the Option shall vest [____________], if, and only if, you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries; (ii) serving as a Non-Employee Director; or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable vesting date.

Expiration Date:
Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.2 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Pacific time, on the ten-year anniversary of the Option Date; provided, however, if such date occurs during any period when the Optionee is prohibited from trading in securities of the Company during a period when the exercise of the Option would violate applicable securities laws (a “Blackout Period”), then the period during which the Option is exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period, to the extent permitted by Section 409A of the Code.

GROVE COLLABORATIVE HOLDINGS, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to Grove Collaborative Holdings, Inc., I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

Signature Page to Stock Option Agreement

EXECUTIVE VERSION
GROVE COLLABORATIVE HOLDINGS, INC.
2022 EQUITY AND INCENTIVE PLAN

Stock Option Agreement

Grove Collaborative Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (the “Plan”), an option to purchase from the Company the number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. Time and Manner of Exercise of Option.

2.1.    Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2.    Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The period of time prior to the full vesting of the Option shall be referred to herein as the “Vesting Period.” The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a)    Termination due to Death or Disability. If Optionee’s employment with the Company terminates prior to the end of the Vesting Period by reason of Optionee’s death or a termination by the Company due to Disability, then in either such case, the Option shall be 100% vested as of the date of termination, and the Option may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of termination of employment and (ii) the Expiration Date.

(b)    Termination other than for Cause, Death or Disability. Subject to Section 2.2(d), if Optionee’s employment with the Company terminates prior to the end of the Vesting Period by reason of a termination of Optionee’s employment (i) by the Company for any reason other than for Cause, death or Disability or (ii) by the Optionee for any reason, the Option, only to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.

(c)    Termination for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(d)    Change in Control.

(i)    In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code), the Option shall be 100% vested immediately prior to such Change in Control.

(ii)    In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code) and the Company terminates Optionee’s employment without Cause or Optionee resigns for Good Reason within 24 months following such Change in Control, the Option shall be 100% vested upon such termination of employment, and the Option may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is one year after the date of termination of employment and (ii) the Expiration Date.

(e)    Termination of Option During Blackout Period. If the Option shall expire under Section 2.2 during any period when the exercise of the Option would violate applicable securities laws (each, a “Blackout Period”), then the period during which the Option is exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period, to the extent permitted by Section 409A of the Code.

(f)    Definitions.

(i)    Cause. For purposes of this Option, (i) “Cause” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Optionee in effect on the Option Date or (ii) if Optionee is not party to an employment or similar agreement in effect on the Option Date which defines “Cause,” then “Cause” shall mean: (A) the Optionee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (B) the Optionee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (C) the Optionee’s intentional, material violation of any contract or agreement between the Optionee and the Company or of any statutory duty owed to the Company; (D) the Optionee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (E) the Optionee’s gross, or material deliberate, misconduct. The determination that a termination of the Optionee’s employment is either for Cause or without Cause will be made by the Company (or, in the event the Optionee is subject to Section 16 of the Exchange Act, the Committee), in its sole discretion. Any determination by the Company (or, if applicable, the Committee) that the Optionee’s employment was terminated with or without Cause for the purposes of this Option shall have no effect upon any determination of the rights or obligations of the Company or the Optionee for any other purpose.

(ii)    Disability. For purposes of this Option, “Disability” shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the

Company (or, in the event the Option is subject to Section 16 of the Exchange Act, the Committee) on the basis of such medical evidence as the Company (or, in the event the Option is subject to Section 16 of the Exchange Act, the Committee) deems warranted under the circumstances.

(iii)    Good Reason. For purposes of this Option, (i) “Good Reason” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Optionee in effect on the Option Date or (ii) if Optionee is not party to an employment or similar agreement in effect on the Option Date which defines “Good Reason,” then “Good Reason” shall mean Optionee's voluntary termination following: (A) a material reduction in the Optionee’s base salary; (B) a material reduction in the Optionee’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless the Optionee’s new authority, duties or responsibilities are substantially reduced from the prior authority, duties or responsibilities; or (C) a relocation of the Optionee’s principal place of employment that results in an increase in the Optionee’s one-way driving distance by more than ten (10) miles from the Optionee’s then current principal residence. In order to resign for Good Reason, the Optionee must provide written notice of the event giving rise to Good Reason to the Company's Chief Executive Officer (or, in the event the Optionee is subject to Section 16 of the Exchange Act, the Board) within thirty (30) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, the Optionee’s resignation from all positions the Optionee then held with the Company must be effective not later than thirty (30) days after the end of the Company’s cure period.

2.3.    Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) to the extent permitted by the Committee, by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) to the extent permitted by the Committee, by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.1, have been paid.

2.4.    Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3. Transfer Restrictions and Investment Representations.

3.1.    Non-Transferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2.    Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

4. Additional Terms and Conditions.

4.1.    Withholding Taxes. (a)    As a condition precedent to the issuance of Common Stock following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.

(b)    Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Committee, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Committee, authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Optionee’s jurisdiction; provided that the Committee shall be permitted to limit the number of shares so delivered or withheld to a lesser number if necessary, as determined by the Committee, to avoid adverse accounting consequences; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the maximum individual statutory rate in the Optionee’s jurisdiction, then the number of shares of Common Stock to be delivered or withheld may be rounded up to the next nearest whole share of Common Stock. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

4.2.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

4.3.    Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

4.4.    Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 4.1.

4.5.    Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

4.6.    Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

4.7.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

4.8.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.9.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Grove Collaborative Holdings, Inc., Attn: Chief Legal Officer, 1301 Sansome Street, San Francisco, California 94111, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.10.    Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.11.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.

4.12.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

4.13.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

4.14.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

4.15.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

4.16    Protected Rights. Nothing in this Agreement or otherwise is intended to, or does, prohibit the Optionee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the U.S. Equal Employment Opportunity Commission, another other fair employment practices agency, the U.S. National Labor Relations Board, the U.S. Department of Labor, or the U.S. Securities and Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.  Accordingly, the Optionee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In the event the Optionee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Optionee may disclose the trade secret(s) of the Company to the Optionee’s attorney and use the trade secret information in the court proceeding, if the Optionee (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.  In accordance with applicable law, and notwithstanding any other provision of the Plan or this Agreement, nothing in the Plan, this Agreement or any of any policies or agreements of the Company or any affiliate applicable to the Optionee (i) impedes the Optionee’s right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires the Optionee to provide any prior notice to the Company or its affiliates or obtain their prior approval before engaging in any such communications.